Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES SECOND QUARTER 2009 RESULTS
CHICAGO, July 31, 2009 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the second quarter of 2009 of $22.2 million, or $0.50 per diluted share, compared to $24.1 million, or $0.54 per diluted share, for the same period in 2008.
Highlights included:
•	A combined ratio of 82.2% in the quarter.

•	An expense ratio of 52.9% in the quarter, down from 53.3% in the second quarter of 2008.

•	Operating cash flow of $31.5 million in the quarter, $65.2 million in the first half of the year.

•	Pre-tax unrealized investment gains of $17.9 million at June 30th.

•	Book value per share of $18.73 at June 30th, up 7.8% from December 31, 2008.
“We are pleased to report solid earnings once again this quarter,” said John F. Welch, President and Chief Executive Officer. “Despite significant economic pressures, particularly in the construction industry, we continue with only a modest decline in gross written premiums, a very modest level of claim activity and a declining expense ratio.”
For the six months ended June 30, 2009, net income was $43.0 million, or $0.97 per diluted share, compared to $47.0 million, or $1.06 per diluted share, for the same period in 2008.

	Gross Written Premium (in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Contract	$76,129	$83,396	$143,484	$155,348
Commercial	33,438	33,266	68,416	68,861
Fidelity and other	7,267	7,650	16,059	16,728

	$116,834	$124,312	$227,959	$240,937

For the quarter ended June 30, 2009, gross written premiums decreased 6.0% as compared to the quarter ended June 30, 2008. For the six months ended June 30, 2009, gross written premiums decreased 5.4% as compared to the six months ended June 30, 2008.

Contract surety gross written premiums decreased 8.7% in the second quarter of 2009 compared to the same period in 2008. For the first six months of 2009, gross written premiums for contract surety decreased 7.6%. These decreases are due to lower demand resulting from fewer new construction projects.
Commercial surety gross written premiums increased slightly in the quarter due to selective growth opportunities in the large commercial book of business and continued steady performance of the small commercial business. For the first six months of 2009, gross written premiums for commercial surety decreased 0.6%, reflecting adverse economic conditions.

	Net Written Premium (in thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Contract	$70,127	$76,206	$131,152	$140,798
Commercial	32,721	32,521	66,923	67,295
Fidelity and other	7,267	7,650	16,059	16,728

	$110,115	$116,377	$214,134	$224,821

For the quarter ended June 30, 2009, net written premiums decreased 5.4% as compared to the quarter ended June 30, 2008. For the six months ended June 30, 2009, net written premiums decreased 4.8% as compared to the six months ended June 30, 2008, reflecting the decrease in gross written premiums, offset by lower ceded premium.

	Underwriting Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Loss ratio(1)	29.3%	25.2%	29.3%	25.3%
Expense ratio	52.9%	53.3%	53.3%	53.6%

Combined ratio(1)	82.2%	78.5%	82.6%	78.9%

(1)	See note to Press Release Investor Data.
Although actual claim activity remains low, the 2009 ratios include a higher loss ratio selection for the current accident year reflecting current economic conditions.
Net investment income for the quarter ended June 30, 2009 was $12.6 million compared to $11.7 million during the second quarter of 2008 due to an increase in invested assets, partially offset by lower yields, particularly on short-term investments. The annualized pre-tax yields were 4.3% and 4.5% for the three months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009, net investment income increased 5.6% to $24.8 million compared to $23.5 million for the same period in 2008. The increase reflects the impact of higher overall invested assets. The annualized pre-tax yields were 4.3% and 4.5% for the six months ended June 30, 2009 and 2008, respectively.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on July 31, 2009. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-417-2254. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=60610 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on July 31st until 1:00 p.m. (EDT) on August 14, 2009 by dialing 888-203-1112, pass code 1975064, or over the Internet at the foregoing websites.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating Results:

Gross written premiums	$116,834	$124,312	$227,959	$240,937

Net written premiums	$110,115	$116,377	$214,134	$224,821

Revenues:
Net earned premiums	$105,695	$108,477	$206,846	$211,118
Net investment income	12,577	11,746	24,823	23,511
Net realized investment losses	(47)	(21)	(113)	(30)

Total revenues	$118,225	$120,202	$231,556	$234,599

Expenses:
Net losses and loss adjustment expenses(1)	$30,975	$27,390	$60,563	$53,358
Net commissions, brokerage and other underwriting expenses	55,917	57,825	110,195	113,112
Interest expense	359	532	777	1,151

Total expenses	$87,251	$85,747	$171,535	$167,621

Income before income taxes	30,974	34,455	60,021	66,978

Income tax expense	8,807	10,405	16,990	20,026

Net income	$22,167	$24,050	$43,031	$46,952

Basic earnings per common share	$0.50	$0.54	$0.97	$1.06

Diluted earnings per common share	$0.50	$0.54	$0.97	$1.06

Basic weighted average shares outstanding	44,251	44,132	44,229	44,134

Diluted weighted average shares outstanding	44,412	44,231	44,394	44,255

(1)    See note to Press Release Investor Data.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Cash Flow Data:

Net cash provided by operations	$31,513	$35,086	$65,165	$54,279

	June 30,	December 31,
Consolidated Balance Sheet Data:	2009	2008

Invested assets and cash	$1,203,988	$1,126,079
Intangible assets, net	138,785	138,785
Total assets	1,610,950	1,565,519

Insurance reserves	685,832	687,548
Debt	30,930	30,892
Total stockholders’ equity	828,677	767,295

Book value per share	$18.73	$17.37

Outstanding shares	44,254	44,168

Note to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. Nominal revisions of prior year reserves had no impact on the loss ratio for the three and six months ended June 30, 2009. A $63 reduction for the three months ended June 30, 2008 had a 0.1 percentage point impact on the loss ratio. A $61 reduction for the six months ended June 30, 2008 had no impact on the loss ratio.